                                                                     Exhibit 2.2


                         STOCKHOLDERS SUPPORT AGREEMENT

          STOCKHOLDERS SUPPORT AGREEMENT, dated as of August 16, 1998 (this

"Agreement"), among WASTE MANAGEMENT, INC., a Delaware corporation ("Parent"),
----------                                                           ------
OCHO ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary"), and the stockholders whose names appear on
                       ----------
the signature pages of this Agreement (each a "Stockholder" and collectively the
                                               -----------
"Stockholders").

          WHEREAS, as of the date hereof, the Stockholders own of record or has the power to vote the number of shares of Common Stock, par value $.01 per share ("Company Common Stock"), of Services Inc., a Delaware corporation (the "Company
  --------------------                                                   -------
") as set forth opposite such Stockholder's name on Exhibit A hereto (all such
                                                    ---------
Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");
                                                                      ------

          WHEREAS, Parent, Subsidiary and the Company propose to enter into (i) an Agreement and Plan of Merger, dated as of even date herewith (as the same may be amended from time to time, the "Merger Agreement"), which provides, upon the
                                   ----------------
terms and subject to the conditions thereof, for the merger of Subsidiary with and into the Company (the "Merger") and (ii) an agreement granting Parent an
                           ------
option on certain shares of Company Common Stock (the "Stock Option Agreement");
                                                       ----------------------
and

          WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that the Stockholders agree, and, in order to induce Parent to enter into the Merger Agreement, the Stockholders have agreed, jointly and severally, to enter into this Agreement;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                         TRANSFER AND VOTING OF SHARES
                         -----------------------------

          SECTION 1.01.  Transfer of Shares.  No Stockholder shall, directly or
                         ------------------
indirectly, (a) sell (other than pursuant to any brokers' transaction executed

                                       1
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upon the Stockholder's orders on any exchange or in the over the counter market), pledge (other than in connection with margin accounts maintained by such Stockholder) or otherwise dispose of any or all of such Stockholder's Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale (other than pursuant to any brokers' transaction executed upon the Stockholder's orders on any exchange or in the over the counter market), assignment, transfer or other disposition of any Shares.

          SECTION 1.02.  Voting of Shares; Further Assurances.  (a) Each
                         ------------------------------------
Stockholder, by this Agreement, with respect to the Shares set out in Exhibit A
                                                                      ---------
hereto and any Shares hereinafter acquired by such Stockholder, does hereby constitute and appoint Subsidiary, or any nominee of Subsidiary, with full power of substitution, as his, her or its true and lawful attorney and proxy, for and in his, her or its name, place and stead, to vote each of such Shares as his, her or its proxy, at every annual, special or adjourned meeting of the stockholders of the Company (including the right to sign his, her or its name (as stockholder) to any consent, certificate or other document relating to the Company that may be permitted or required by applicable law) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any transaction pursuant to an Acquisition Proposal (as defined below) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the number of Shares as set forth opposite such Stockholder's name in Exhibit A hereto and all
                                                        ---------
Shares over which he has voting power to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

          (b) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Subsidiary the power to carry out the provisions of this Agreement.

          (c) The obligations of the Stockholders pursuant to this Article I shall terminate upon the earlier of (i) the Effective Time (as defined in the Merger Agreement) (ii) (x) 180 days after the termination of the Merger Agreement in case of termination that entitles Parent to a fee under Section 7.6 of the Merger Agreement, or (y) on the date of termination in the case of termination for any other reason.

                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES; COVENANTS OF THE STOCKHOLDER
          ------------------------------------------------------------

          The Stockholders hereby severally represent and warrant and covenant to Subsidiary as follows:

          SECTION 2.01. Organization; Authorization.  (a)  Such Stockholder, if
                        ---------------------------
it is a corporation, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or delay the performance in any material respect by such Stockholder of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Stockholder.

          (b) Such Stockholder, if it is a limited partnership, (i) is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder, except, with respect to clauses (i) and (ii) above, where the failure to be so organized, existing or in good standing or to have such power and authority would not prevent or delay in any material respect performance by such Stockholder of its obligations under this Agreement.

          (c) Such Stockholder, if it is a trust, (i) is duly formed as a trust under the laws of the jurisdiction of its formation and its trust agreement is valid and in full force and effect, (ii) has all requisite power and authority under its trust instruments to execute and deliver this Agreement and to consummate the transactions contemplated hereby and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder, except, with respect to clauses (i) and (ii) above, where the failure to be so formed or to have such power and authority would not prevent or delay in any material respect performance by such Stockholder of its obligations under this Agreement.

          (d) Such Stockholder, if it is an individual, has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

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

          (e) This Agreement has been duly executed and delivered by or on behalf of each Stockholder and, assuming its due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms.

          SECTION 2.02.  No Conflict;  Required Filings and Consents.  (a) The
                         -------------------------------------------
execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of such Stockholder (if any), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which it or any of its, his or her properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to another party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its, his or her properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Stockholder of its obligations under this Agreement. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated by this Agreement.

          (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Hart-Scott-Rodino Antitrust
                          ------------
Improvement Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act") and (ii) where the failure to obtain such consents, approvals,
      -------
authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of his or its obligations under this Agreement.

          SECTION 2.03.  Title to Shares. Such Stockholder is the record or
                         ---------------
beneficial owner of its Shares free and clear of any proxy or voting restriction other than pursuant to this Agreement. Such Shares are all the securities of the Company owned of record or beneficially by such Stockholder on the date of this Agreement.

          SECTION 2.04  Acquisition Proposals.  Until the termination of the
                        ---------------------
Merger Agreement the Stockholder shall not, initiate, solicit, negotiate, encourage or provide nonpublic or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business or properties of the Company or any capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction") or
                                             -----------------------
participate in any negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that
                                                     --------  -------
nothing in this Section 2.04 shall prevent the Stockholder, in his capacity as a director or executive officer of the Company from engaging in any activity permitted pursuant to Section 6.5 of the Merger Agreement. From and after the execution of this Agreement, the Stockholder shall promptly (but in any event within 48 hours) notify Parent after receipt of any unsolicited written offer or proposal with respect to a potential or proposed Acquisition Transaction

("Acquisition Proposal"), indication of interest or request for nonpublic
----------------------
information relating to the Company or its subsidiaries in connection with an Acquisition Proposal that the Stockholder receives in his capacity as a Stockholder of the Company. Such notice to Subsidiary shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

          Parent hereby represents and warrants to the Stockholders as follows:

          SECTION 3.01.  Due Organization; Binding Agreement.    Each of Parent
                         ------------------------------------
and Subsidiary is duly organized and validly existing under the laws of the State of Delaware. Each of Parent and Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Subsidiary have been duly authorized by all necessary corporate action on the part of each of Parent and Subsidiary. This Agreement has been duly executed and delivered by each of Parent and Subsidiary and, assuming its due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Subsidiary, enforceable against each of Parent and Subsidiary in accordance with its terms.

          SECTION 3.02.  No Conflict;  Required Filings and Consents.  (a) The
                         -------------------------------------------
execution and delivery of this Agreement by Parent and Subsidiary does not, and the performance of this Agreement by Parent and Subsidiary will not, (i) conflict with or violate

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

the organizational documents of either Parent or Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Subsidiary or by which Parent or Subsidiary or any property of Parent or Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Subsidiary is a party or by which it or any property of Parent or Subsidiary is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or materially delay the performance by Parent or Subsidiary of their obligations under this Agreement.

          (b) The execution and delivery of this Agreement by Parent and Subsidiary do not, and the performance of this Agreement by Parent and Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent or Subsidiary of their obligations under this Agreement.


                                   ARTICLE IV

                               GENERAL PROVISIONS
                               ------------------

          SECTION 4.01. Notices.  All notices and other communications given or
                        -------
made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address as shall be specified by notice given in accordance with this
Section 4.01):

(a)  if to Parent or Subsidiary:

               Waste Management, Inc.
               1001 Fannin Street, Suite 4000
               Houston, Texas 77002
               Attention:

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

               with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Facsimile No:  (212) 848-7179
               Attention:  John A. Marzulli, Jr., Esq.

          (b)  If to Stockholders to:

               Eastern Environmental Services, Inc.
               1000 Crawford Place
               Mt. Laurel, New Jersey 08054
               Attention:  Robert Kramer

               with a copy to:

               Drinker Biddle & Reath LLP
               1345 Chestnut Street, Suite 110
               Philadelphia, PA 1910-3496
               Attention:  H. John Michel, Jr.

          SECTION 4.02.  Headings.  The headings contained in this Agreement are
                         --------
for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 4.03.  Severability.  If any term or other provision of this
                         ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 4.04.  Entire Agreement.  This Agreement constitutes the
                         ----------------
entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

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

          SECTION 4.05.  Assignment.  This Agreement shall not be assigned by
                         ----------
operation-of law or otherwise.

          SECTION 4.06.  Parties in Interest.  This Agreement shall be binding
                         -------------------
upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 4.07.  Specific Performance.  The parties hereto agree that
                         --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 4.08.  Governing Law.  This Agreement shall be governed by,
                         -------------
and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceeding arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court. THE STOCKHOLDERS AND SUBSIDIARY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (VERBAL OR WRITTEN) OR ACTION OF THE STOCKHOLDERS OR SUBSIDIARY.

          SECTION 4.09. Counterparts.  This Agreement may be executed in one or
                        ------------
more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                   WASTE MANAGEMENT, INC.


                   By:
                      -------------------------------
                        Name:
                        Title:


                   OCHO ACQUISITION CORPORATION


                   By:
                      -------------------------------
                        Name:
                        Title:

                   STOCKHOLDERS


                    ---------------------------------
                    Willard Miller



                    ---------------------------------
                    Louis D. Paolino, Jr.



                    ---------------------------------
                    Glen Miller



                    ---------------------------------
                    George O. Moorehead



                    ---------------------------------
                    Robert M. Kramer



                    ---------------------------------
                    Gregory M. Krzemien

                                   EXHIBIT A

                              LIST OF STOCKHOLDERS

                                       Number of Shares of Company
                                     Common Stock owned Beneficially
   Name of Stockholder                     and of Record*
   -------------------                     --------------

1. Willard Miller                             1,298,781

2. Louis D. Paolino, Jr.                        940,074

3. Glen Miller                                1,037,895

4. George O. Moorehead                          357,297

5. Robert M. Kramer                              50,000

6. Gregory M. Krzemien                          101,885


------------------------
   * Some of these numbers are approximate. Exact numbers will be provided as soon as possible.

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